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PROMISSORY NOTE (UNSECURED)

$10,000,000.00	Chicago, Illinois: August 5, 2003
Due: April 30, 2004

        FOR VALUE RECEIVED, the undersigned MAIN STREET TRUST, INC. ("Borrower"), promises to pay to the order of BANK ONE, N.A.("Bank"), at its principal place of business in Chicago, Illinois or such other place as Bank may designate from time to time hereafter, the principal sum of TEN MILLION AND NO/100 Dollars, or such lesser principal sum as may then be owed by Borrower to Bank hereunder, which sum shall be due and payable on April 30, 2004.

        Borrower's obligations and liabilities to Bank under this Note, and all other obligations and liabilities of Borrower to Bank (including without limitation all debts, claims and indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, including those evidenced in rate hedging agreements designed to protect the Borrower from the fluctuation of interest rates, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Note, any agreement, instrument or document heretofore, now or from time to time hereafter executed and delivered to Bank by or on behalf of Borrower, or by oral agreement or operation of law or otherwise shall be defined and referred to herein as "Borrower's Liabilities."

        The unpaid principal balance of Borrower's Liabilities due hereunder shall bear interest from the date hereof until paid, computed as follows (i) at a daily rate equal to the daily rate equivalent of 1.00% per annum (computed on the basis of a 360-day year and actual days elapsed); below the rate of interest announced or published publicly from time to time by Bank as its prime or base rate of interest (the "Base Rate") with the minimum interest rate that can be charged being 2.00%; or (ii) Borrower at its option, may choose to borrow at 170 basis points in excess of the London Interbank Offered Rate ("LIBOR") pursuant to the terms of the LIBOR Borrowing Agreement dated May 1, 2001: provided, however, that in the event that any of Borrower's Liabilities are not paid when due, the unpaid amount of Borrower's Liabilities shall bear interest after the due date until paid at a rate equal to the sum of the rate that would otherwise be in effect plus 3%.

        If the rate of interest to be charged by Bank to Borrower hereunder is that specified in clause (i) above, such rate shall fluctuate hereafter from time to time concurrently with, and in an amount equal to, each increase or decrease in the Base Rate, whichever is applicable.

        Accrued interest shall be payable by Borrower to Bank on the same day of each calendar quarter, and at maturity, commencing with the last day of July, 2003, or as billed by Bank to Borrower, at Bank's principal place of business, or at such other place as Bank may designate from time to time hereafter. After maturity, accrued interest on all of Borrower's Liabilities shall be payable on demand.

        Borrower warrants and represents to Bank that Borrower shall use the proceeds represented by this Note solely for proper business purposes and consistently with all applicable laws and statutes.

        Any deposits or other sums at any time credited by or payable or due from Bank to Borrower, or any monies, cash equivalents, securities, instruments, documents or other assets of Borrower in the possession or control of Bank or its bailee for any purpose may be reduced to cash and applied by Bank to or setoff by Bank against Borrower's liabilities.

        The occurrence of any one of the following events shall constitute a default by the Borrower ("Event of Default") under this Note: (a) if Borrower fails to pay any of Borrower's Liabilities when due and payable or declared due and payable (whether by scheduled maturity, required payment, acceleration, demand or otherwise), and such failure continues for five (5) days; (b) if Borrower or any guarantor of any of Borrower's Liabilities fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Note, and such failure continues for thirty (30) days; (c) occurrence of a default or event of default under any agreement, instrument or document heretofore, now or at any time hereafter delivered by or on behalf of Borrower to Bank; (d) occurrence of a default or an event of default under any agreement, instrument or document heretofore, now or at any time hereafter delivered to Bank by any guarantor of Borrower's Liabilities or by any person or entity which has granted to Bank a security interest or lien in and to some or all of such person's or entity's real or personal property to secure the payment of Borrower's Liabilities, and such remains uncured for thirty (30) days; (e) if the any of Borrower's assets are attached, seized, subjected to a writ, or are levied upon or become subject to any lien (with the exception of statutory liens) or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (f) if a notice of lien, levy or assessment is filed of record or given to Borrower with respect to all or any of Borrower's assets by any federal, state or local department or agency (collectively referred to as a "lien" or a "charge") then the Borrower shall have thirty (30) days after written notice to have said lien or charge dismissed; (g) if Borrower or any guarantor of Borrower's Liabilities becomes insolvent or generally fails to pay or admits in writing its inability to pay debts as they become due, if a petition under Title 11 of the United States Code or any similar law or regulation is filed by or against Borrower or any such guarantor and such petition remains undismissed for sixty (60)days, if Borrower or any such guarantor shall make an assignment for the benefit of creditors, if any case or proceeding is filed by or against Borrower or any such guarantor for its dissolution or liquidation and such case remains undismissed for sixty (60) days, or if Borrower or any such guarantor is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; (h) the death or incompetency of Borrower or any guarantor of Borrower's Liabilities, or the appointment of a conservator for all or any portion of Borrower's assets; (i) the revocation, termination or cancellation of any guaranty of Borrower's Liabilities without written consent of Bank; (j) if a contribution failure occurs with respect to any pension plan maintained by Borrower or any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in Sections 414(b) and (c) of the Internal Revenue Code of 1986 or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, "ERISA") sufficient to give rise to a lien under Section 302(f) of ERISA; (k) if Borrower or any guarantor of Borrower's Liabilities is in default in the payment of any obligations, indebtedness or other liabilities in excess of $50,000.00 to any third party and such default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; (l) if any material statement, report or certificate made or delivered by Borrower, any of Borrower's partners, officers, employees or agents or any guarantor of Borrower's Liabilities is not true and correct; or (m) if Bank is reasonably insecure or (n) so long as any Borrower's Liabilities remain outstanding, and (even if there shall be no Borrower's Liabilities outstanding) so long as this Note remains in effect (unless Bank shall give its prior written consent thereto): Borrower shall not, and Borrower shall not permit its bank subsidiaries, BankIllinois and First National Bank of Decatur, to create, assume, incur, have outstanding, or in any manner become liable in respect of any indebtedness for borrowed money, other than in the ordinary course of business of BankIllinois and First National Bank of Decatur and in accordance with applicable laws and regulations and safe and sound banking practices or as otherwise defined in the Negative Pledge Agreement dated August 5, 2003. For purposes of this Note, the phrase "indebtedness" shall mean and include: (i) all items arising from the borrowing of money, which according to GAAP now in effect, would be included in determining total liabilities as shown on the balance sheet; (ii) all indebtedness secured by any lien on property owned by Borrower, BankIllinois or First National Bank of Decatur whether or not such indebtedness shall have been assumed; (iii) all guarantees and similar contingent liabilities in respect to indebtedness of others; and (iv) all other interest-bearing obligations evidencing indebtedness to others for borrowed money.

        Upon the occurrence of an Event of Default, at Bank's option, without notice by Bank to or demand by Bank of Borrower: (i) all of Borrower's Liabilities shall be immediately due and payable.

        All of Bank's rights and remedies under this Note are cumulative and non-exclusive. The acceptance by Bank of any partial payment made hereunder after the time when any of Borrower's Liabilities become due and payable will not establish a custom or waive any rights of Bank to enforce prompt payment hereof. Bank's failure to require strict performance by Borrower of any provision of this Note shall not waive, affect or diminish any right of Bank thereafterto demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Borrower and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note, and hereby ratify and confirm whatever Bank may do in this regard. Borrower further waives any and all notice or demand to which Borrower might be entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

        Borrower agrees to pay, immediately upon demand by Bank, any and all costs, fees and expenses (including reasonable attorneys' fees, costs and expenses) incurred by Bank (i) in enforcing any of Bank's rights hereunder, and (ii) in representing Bank in any litigation, contest, suit or dispute, or to commence, defend or intervene or to take any action with respect to any litigation, contest, suit or dispute (whether instituted by Bank, Borrower or any other person) in any way relating to this Note or Borrower's Liabilities, and to the extent not paid the same shall become part of Borrower's Liabilities.

        This Note shall be deemed to have been submitted by Borrower to Bank and to have been made at Bank's principal place of business. This Note shall be governed and controlled by the internal laws of the State of Illinois and not the law of conflicts.

        Advances under this Note may be made by Bank upon oral or written request of any person authorized to make such requests on behalf of Borrower ("Authorized Person"). Borrower agrees that Bank may act on requests which Bank in good faith believes to be made by an Authorized Person, regardless of whether such requests are in fact made by an Authorized Person. Any such advance shall be conclusively presumed to have been made by Bank to or for the benefit of Borrower. Borrower does hereby irrevocably confirm, ratify and approve all such advances by Bank and agrees to indemnify Bank against any and all losses and expenses (including reasonable attorneys' fees) and shall hold Bank harmless with respect thereto.

        TO INDUCE BANK TO ACCEPT THIS NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS PARAGRAPH.

        BORROWER IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS NOTE OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT, COUNTERCLAIM OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ADDRESS: 100 West University, PO Box 4028 Champaign, Illinois 61824-4028 FEIN 37-1338484	MAIN STREET TRUST, INC. an Illinois Corporation
	By:	/s/ GREGORY B. LYKINS Gregory B. Lykins
	By:	/s/ VAN A. DUKEMAN Van A. Dukeman

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PROMISSORY NOTE (UNSECURED)